November 11, 2015
USD Partners LP Announces Third Quarter 2015 Results and Reiterates 2016 Distribution Guidance
Houston, TX – USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three and nine months ended September 30, 2015. Highlights with respect to the third quarter of 2015 include the following:

•	Increased quarterly cash distribution to $0.2925 per unit ($1.17 per unit on an annualized basis)

•	Reported Adjusted EBITDA of $9.7 million and Distributable Cash Flow of $6.8 million

•	Reported Net Income of $6.3 million

•	Ended quarter with $274.2 million of available liquidity
On October 12, 2015, the Partnership announced it had agreed to acquire a crude oil loading rail terminal and associated storage and logistics assets in Casper, Wyoming for total consideration of $225.0 million, subject to closing adjustments. The Casper terminal is supported by take-or-pay contracts with primarily investment grade refiners and is expected to contribute approximately $26 million of Adjusted EBITDA in 2016 based on minimum contracted payments. The Partnership believes the transaction will be immediately accretive to distributable cash flow per unit upon closing, which is expected to occur in the current quarter.
On October 29, 2015, the Partnership issued 2016 distribution guidance stating management’s intention to recommend a distribution increase of at least $0.0075 per unit each quarter through the fourth quarter of 2016, subject to closing the previously announced Casper terminal acquisition. The proposed increases would deliver 10% distribution growth to unitholders (as calculated based on the fourth quarter of 2016 relative to the fourth quarter of 2015), while also maintaining significant distribution coverage throughout 2016, based on management’s expectations.
“Our high-quality assets delivered solid results and continued distribution growth for our unitholders during the third quarter,” said Dan Borgen, the Partnership’s Chief Executive Officer. “We look forward to closing the Casper terminal acquisition and capitalizing on our positive momentum at both the Partnership and USD.”
Third Quarter 2015 Operating and Financial Results
Terminalling Services Segment
For the third quarter of 2015, the Partnership’s Terminalling services segment generated Adjusted EBITDA of approximately $10.4 million and Income from Continuing Operations of approximately $8.4 million. The Partnership’s Terminalling services segment includes the Hardisty, San Antonio and West Colton rail terminals.

Hardisty Rail Terminal
Substantially all of the terminalling capacity at the Partnership’s Hardisty rail terminal is contracted under multi-year, take-or-pay terminal services agreements, which are subject to inflation-based escalators.
During the third quarter of 2015, a decline in the price of Western Canadian Select relative to alternative grades of crude oil incentivized customers to move crude oil from Hardisty to refining centers via rail, resulting in higher throughput volumes transported from our Hardisty rail terminal as compared to the prior quarter.
The Partnership’s Adjusted EBITDA for the third quarter of 2015 includes a net adjustment of negative $0.4 million associated with deferred revenues. The adjustment includes cash payments received in excess of charges implied by actual throughput during the quarter, reduced by amounts related to the recognition of previously deferred revenue, as well as the corresponding pipeline fees paid to Gibson Energy which are recognized as expense concurrently with the recognition of revenue.
Adjusted EBITDA attributable to the Hardisty rail terminal was negatively impacted by the continued decline in the value of the Canadian dollar relative to the U.S. dollar during the third quarter, which was partially offset by the settlement of derivative contracts the Partnership has put in place to mitigate the impact of foreign exchange rate fluctuations.
San Antonio and West Colton Rail Terminals
Average throughput for the third quarter of 2015 was approximately 10,400 barrels per day at the San Antonio rail terminal and approximately 5,300 barrels per day at the West Colton rail terminal, which represents an increase of approximately 2% and a decrease of approximately 5%, respectively, relative to the prior quarter.
The Partnership’s San Antonio and West Colton rail terminals operate under traditional fee for service arrangements that provide a fixed fee per gallon of ethanol offloaded at each terminal.
Fleet Services Segment
During the third quarter of 2015, the Partnership’s Fleet services segment generated Adjusted EBITDA of approximately $0.5 million and Income from Continuing Operations of approximately $0.3 million.
The Partnership’s Fleet services segment provides customers, including affiliates of our sponsor, access to railcars, as well as railcar-specific services related to the transportation of crude oil, ethanol and other liquid hydrocarbons. The Partnership has entered into master fleet services agreements with customers on a take-or-pay basis for periods ranging from five to nine years and typically charges its customers monthly fees per railcar that include the associated lease payment, plus a component for fleet services.

Capitalization and Liquidity
As of September 30, 2015, the Partnership had total available liquidity of $274.2 million, including approximately $41.1 million of cash and cash equivalents and undrawn borrowing capacity of $233.1 million on its $300.0 million senior secured credit facility. The Partnership had $66.9 million of total debt outstanding as of September 30, 2015.
The Partnership is in compliance with its financial covenants and has no maturities under its senior secured credit facility until July 2019. The Partnership intends to use its available liquidity as of September 30, 2015, to fund the Casper terminal acquisition, future growth initiatives and for general partnership purposes.
As of September 30, 2015, the Partnership had outstanding 10.2 million common units, 10.5 million subordinated units, 185,000 Class A units, 427,083 general partner units and 398,376 phantom units associated with its long-term incentive program.
Third Quarter 2015 Distribution
On October 29, 2015, the Partnership announced its quarterly cash distribution with respect to the third quarter of 2015 of $0.2925 per unit, or $1.17 per unit on an annualized basis. The distribution represents an increase of $0.0025 per unit over the prior quarter and is payable on November 13, 2015, to unitholders of record as of the close of business on November 9, 2015.
Acquisition of Casper Terminal
On October 12, 2015, the Partnership announced it had agreed to acquire 100% of the equity interests of Casper Crude to Rail, LLC, or the Casper terminal, for total consideration of $225.0 million, subject to closing adjustments. The purchase price includes $208.3 million of cash (from credit facility borrowings and available cash) and $16.7 million of limited partner units issued to certain of the sellers. The acquisition is expected to close in the current quarter.
The Casper terminal is supported by take-or-pay contracts with primarily investment grade refiners and is expected to contribute approximately $26 million of Adjusted EBITDA in 2016 based on minimum contracted payments.
The Casper terminal’s principal assets include i) a unit train-capable crude oil loading rail terminal with 100,000 barrels per day of capacity and dual loop tracks, ii) six customer-dedicated storage tanks with 900,000 barrels of total capacity and iii) a six-mile, 24-inch diameter pipeline with a direct connection from Spectra Energy Partners LP’s Express crude oil pipeline, which runs from Hardisty, Alberta, to Casper, Wyoming, and provides access to multiple grades of Canadian crude oil. The terminal’s advantaged location supports best-in-class access to multiple refining centers across the U.S., enhanced by on-site storage and blending capabilities, which enables customers to ship preferred grades of crude oil from Casper. Additionally, the terminal’s footprint and modular design allows for the addition of a second loading station and an additional 1.1 million barrels of storage capacity with minimal disruption to existing operations and relatively low incremental capital costs.
A presentation with additional information about the pending Casper terminal acquisition can be found on the Partnership’s website at http://investor.usdpartners.com/events-and-presentations.

Third Quarter 2015 Conference Call Information
The Partnership will host a conference call and webcast regarding its third quarter results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, November 12, 2015.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 52415326. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 52415326. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.
About USD Partners LP
The Partnership is a fee-based, growth-oriented master limited partnership formed by US Development Group LLC to acquire, develop and operate energy-related rail terminals and other high-quality and complementary midstream infrastructure assets and businesses. The Partnership’s assets consist primarily of: (i) an origination crude-by-rail terminal in Hardisty, Alberta, Canada, with capacity to load up to two 120-railcar unit trains per day and (ii) two destination unit train-capable ethanol rail terminals in San Antonio, Texas, and West Colton, California, with a combined capacity of approximately 33,000 barrels per day. In addition, the Partnership provides railcar services through the management of a railcar fleet that is committed to customers on a long-term basis.
Non-GAAP Financial Measures
We define Adjusted EBITDA as net income before depreciation and amortization, interest and other income, interest and other expense, unrealized gains and losses associated with derivative instruments, foreign currency transaction gains and losses, income taxes, non-cash expense related to our equity compensation programs, discontinued operations, adjustments related to deferred revenue associated with minimum monthly commitment fees and other items which management does not believe reflect the underlying performance of our business. We define Distributable Cash Flow as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. Distributable Cash Flow does not reflect changes in working capital balances. Adjusted EBITDA and Distributable Cash Flow are both non-GAAP, supplemental financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	our operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and our ability to generate incremental cash flows from these opportunities.
We believe that the presentation of Adjusted EBITDA provides information useful to investors in assessing our financial condition and results of operations. We further believe that the presentation of Adjusted EBITDA and Distributable Cash Flow information enhances investors’ understanding of our ability to generate cash for payment of distributions and other purposes. The GAAP measures most directly comparable to Adjusted EBITDA are Net Income and Cash Flows from Operating Activities. Adjusted EBITDA should not be considered an alternative to Net Income, Cash Flows from Operating Activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect Net Income, and these measures may vary among other companies. As a result, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other companies. For a reconciliation of Adjusted EBITDA and Distributable Cash Flow to the most comparable financial measures calculated and presented in accordance with GAAP, please see the “GAAP to Non-GAAP Reconciliations” table below.
Contact:
Adam Altsuler
Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Ashley Means
Director, Finance & Investor Relations
(281) 291-3965
ameans@usdg.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the amount and timing of the Partnership’s third quarter 2015 cash distribution, the amount of any distribution increases that management may recommend or that the Board of Directors of the general partner may approve for any future period, the closing of the Casper terminal acquisition (which remains subject to satisfaction of closing conditions, among other things), the ability of the Partnership to grow, including in connection with the Casper terminal, and the opportunities for crude-by-rail transportation. Words and phrases such as “is expected,” “is planned,” “believes,” “projects,” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include those as set forth under the heading “Risk Factors” in the Partnership’s most recent Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

USD Partners LP
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2015 and 2014
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in thousands)
Revenues
Terminalling services	$15,973	$7,873	$38,639	$11,321
Terminalling services — related party	1,735	1,314	3,538	1,314
Railroad incentives	18	577	45	577
Fleet leases	2,036	2,189	5,820	6,785
Fleet leases — related party	1,013	—	3,234	—
Fleet services	156	337	467	575
Fleet services — related party	681	366	2,223	1,084
Freight and other reimbursables	152	123	1,639	1,825
Freight and other reimbursables — related party	33	207	95	426
Total revenues	21,797	12,986	55,700	23,907
Operating costs
Subcontracted rail services	1,535	2,486	5,984	4,595
Pipeline fees	5,256	1,660	11,659	1,660
Fleet leases	3,049	2,189	9,054	6,785
Freight and other reimbursables	185	330	1,734	2,251
Selling, general & administrative	2,586	2,017	7,036	4,025
Selling, general & administrative — related party	1,080	1,198	3,366	3,003
Depreciation	1,055	1,083	3,244	1,337
Total operating costs	14,746	10,963	42,077	23,656
Operating income	7,051	2,023	13,623	251
Interest expense	923	1,525	2,910	3,509
Gain associated with derivative contracts	(2,341)	(1,375)	(4,072)	(573)
Foreign currency transaction loss (gain)	2	2,991	(381)	3,679
Income (loss) from continuing operations before provision for income taxes	8,467	(1,118)	15,166	(6,364)
Provision for income taxes	2,142	61	4,148	85
Income (loss) from continuing operations	6,325	(1,179)	11,018	(6,449)
Discontinued operations
Loss from discontinued operations	—	(183)	—	(152)
Net income (loss)	6,325	(1,362)	11,018	(6,601)

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2015	2014
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$41,070	$40,249
Restricted cash	5,348	6,490
Accounts receivable, net	2,383	4,221
Accounts receivable — related party	313	134
Prepaid expenses	10,947	8,367
Other current assets	4,501	2,003
Total current assets	64,562	61,464
Property and equipment, net	72,065	84,059
Other non-current assets	4,778	5,657
Total assets	$141,405	$151,180

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$2,770	$3,875
Accounts payable — related party	—	492
Deferred revenue, current portion	24,761	15,540
Deferred revenue, current portion — related party	5,615	5,256
Other current liabilities	2,453	877
Total current liabilities	35,599	26,040
Long-term debt	66,921	81,358
Deferred revenue, net of current portion	2,430	3,656
Deferred revenue, net of current portion — related party	1,861	1,931
Non-current deferred income tax liability	784	—
Total liabilities	107,595	112,985
Commitments and contingencies
Partners’ capital
Common units	125,449	127,865
Class A units	1,793	550
Subordinated units	(93,491)	(90,214)
General partner units	(120)	12
Accumulated other comprehensive income (loss)	179	(18)
Total partners' capital	33,810	38,195
Total liabilities and partners' capital	$141,405	$151,180

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three and Nine Months Ended September 30, 2015 and 2014
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in thousands)

Net cash flows from operating activities	$10,988	$(4,048)	$26,277	$(2,381)
Add (deduct):
Discontinued operations	—	(183)	—	(152)
Depreciation	(1,055)	(1,083)	(3,244)	(1,337)
Gain (loss) associated with derivative instruments	2,341	1,375	4,072	573
Settlement of derivative contracts (1)	(1,207)	—	(2,885)	—
Bad debt expense	—	(865)	—	(1,475)
Amortization of deferred financing costs	(152)	(220)	(471)	(877)
Unit based compensation expense	(767)	—	(2,168)	—
Deferred income taxes	41	—	(837)	—
Changes in accounts receivable and other assets	(2,789)	2,508	2,698	5,105
Changes in accounts payable and accrued expenses	(815)	4,838	788	2,488
Changes in deferred revenue and other liabilities	(286)	(3,684)	(12,915)	(8,545)
Change in restricted cash	26	—	(297)	—
Net income (loss)	6,325	(1,362)	11,018	(6,601)
Add (deduct):
Interest expense	923	1,525	2,910	3,509
Depreciation	1,055	1,083	3,244	1,337
Provision for income taxes	2,142	61	4,148	85
EBITDA	10,445	1,307	21,320	(1,670)
Add (deduct):
Loss (gain) associated with derivative instruments	(2,341)	(1,375)	(4,072)	(573)
Settlement of derivative contracts (1)	1,207	—	2,885	—
Unit-based compensation expense	767	—	2,168	—
Foreign currency transaction loss (gain) (2)	2	2,991	(381)	3,679
Unrecovered reimbursable freight costs (3)	—	865	—	1,475
Deferred revenue associated with minimum commitment fees (4)	(353)	1,348	8,027	1,348
Discontinued operations	—	183	—	152
Adjusted EBITDA	9,727	5,319	29,947	4,411
Add (deduct):
Cash paid for income taxes	(2,070)	(61)	(2,352)	(86)
Cash paid for interest	(827)	(1,261)	(2,787)	(2,396)
Maintenance capital expenditures	—	—	—	—
Distributable cash flow	6,830	3,997	24,808	1,929

(1) The amounts presented represent the gross proceeds received at the time the derivative contracts were settled and do not consider the amounts paid in connection with the initial purchase of the derivative contracts. We purchased the derivative contracts for $108 thousand and $281 thousand with respect to the contracts settled in the three and nine months ended September 30, 2015, respectively.
(2) Represents the impact of exchange rate fluctuations on U.S. dollar denominated transactions incurred by the Partnership's Canadian subsidiaries, primarily related to the Partnership's Hardisty rail terminal operations.
(3) Represents costs incurred associated with unrecovered reimbursable freight costs related to the initial delivery of railcars in support of the
Hardisty rail terminal.
(4) Represents deferred revenue associated with minimum monthly commitment fees in excess of throughput utilized, which fees are not refundable to the customers. Amounts presented are net of: (a) the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue; (b) approximately $11.8 million and $25.7 million of previously deferred revenue generated in prior periods for the three and nine months ended September 30, 2015, respectively; and (c) approximately
$3.9 million and $8.1 million of previously prepaid Gibson pipeline fees for the three and nine months ended September 30, 2015, respectively, which correspond with the previously deferred revenue recognized.

USD Partners LP
Segment Reconciliations
For the Three and Nine Months Ended September 30, 2015 and 2014
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in thousands)
Adjusted EBITDA
Terminalling services	$10,387	$5,272	$31,547	$4,656
Fleet services	540	347	1,929	856
Corporate activities (1)	(1,200)	(300)	(3,529)	(1,101)
Total Adjusted EBITDA	9,727	5,319	29,947	4,411
Add (deduct):
Interest expense	(923)	(1,525)	(2,910)	(3,509)
Depreciation	(1,055)	(1,083)	(3,244)	(1,337)
Provision for income taxes	(2,142)	(61)	(4,148)	(85)
Gain associated with derivative instruments	2,341	1,375	4,072	573
Settlement of derivative contracts (2)	(1,207)	—	(2,885)	—
Unit based compensation expense	(767)	—	(2,168)	—
Foreign currency transaction gain (loss) (3)	(2)	(2,991)	381	(3,679)
Unrecovered reimbursable freight costs (4)	—	(865)	—	(1,475)
Deferred revenue associated with minimum commitment fees (5)	353	(1,348)	(8,027)	(1,348)
Income (loss) from continuing operations	$6,325	$(1,179)	$11,018	$(6,449)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
Terminalling Services Segment	2015	2014	2015	2014
	(in thousands)

Adjusted EBITDA	$10,387	$5,272	$31,547	$4,656
Interest expense	(466)	(1,525)	(1,640)	(3,509)
Depreciation	(1,055)	(1,083)	(3,244)	(1,337)
Provision for income taxes	(1,931)	(7)	(3,911)	(29)
Gain associated with derivative instruments	2,341	1,375	4,072	573
Settlement of derivative contracts (2)	(1,207)	—	(2,885)	—
Foreign currency transaction gain (loss) (3)	17	(2,996)	(37)	(3,684)
Deferred revenue associated with minimum commitment fees (5)	353	(1,348)	(8,027)	(1,348)
Income (loss) from continuing operations	$8,439	$(312)	$15,875	$(4,678)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
Fleet Services Segment	2015	2014	2015	2014
	(in thousands)

Adjusted EBITDA	$540	$347	$1,929	$856
Interest expense	—	—	—	—
Depreciation	—	—	—	—
Provision for income taxes	(211)	(54)	(236)	(56)
Foreign currency transaction gain (loss) (3)	(19)	5	8	5
Unrecovered reimbursable freight costs (4)	—	(865)	—	(1,475)
Income (loss) from continuing operations	$310	$(567)	$1,701	$(670)

(1) Corporate activities represent corporate and financing activities that are not allocated to the established reporting segments.
(2) The amounts presented represent the gross proceeds received at the time the derivative contracts were settled and do not consider the amounts paid in connection with the initial purchase of the derivative contracts. We purchased the derivative contracts for $108 thousand and $281 thousand with respect to the contracts settled in the three and nine months ended September 30, 2015, respectively.
(3) Represents the impact of exchange rate fluctuations on U.S. dollar denominated transactions incurred by the Partnership's Canadian subsidiaries, primarily related to the Partnership's Hardisty rail terminal operations.
(4) Represents costs incurred associated with unrecovered reimbursable freight costs related to the initial delivery of railcars in support of the Hardisty rail terminal.
(5) Represents deferred revenue associated with minimum monthly commitment fees in excess of throughput utilized, which fees are not refundable to the customers. Amounts presented are net of: (a) the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue; (b) approximately $11.8 million and $25.7 million of previously deferred revenue generated in prior periods for the three and nine months ended September 30, 2015, respectively; and (c) approximately $3.9 million and $8.1 million of previously prepaid Gibson pipeline fees for the three and nine months ended September 30, 2015,respectively.